Exhibit 99.1
July 25, 2007
Dear Biopure Stockholders, Friends and Employees:
I am writing to update you on progress in our clinical development of Hemopure®. Since my last communication to you at our annual meeting of stockholders in April, I am pleased to inform you we have achieved the following milestones:
1.	We have submitted a final study report to the FDA for the first trial in our cardiovascular ischemia program (COR-001). COR-001 was a phase 2 safety and feasibility study trial that evaluated 45 patients with coronary artery disease who were undergoing percutaneous coronary intervention or PCI. Investigators have commenced with a COR-002 trial, also a phase 2 trial, which is currently enrolling patients in the Netherlands. This study is intended to enroll only 10 patients and could be completed in the near future.

2.	In addition to re-starting our compassionate use program in January, we have submitted a study protocol to the FDA for the use of Hemopure in the United States in certain life-threatening situations where red blood cell transfusion is not an option. This is the first step towards formalizing the compassionate use of Hemopure without requiring an IND for each new case. To date, the FDA has approved all requests and granted single-patient INDs to Biopure for the treatment of individual patients with life-threatening anemia when red blood cell transfusion was not an option. We continue to receive requests for Hemopure use in life-threatening situations on a weekly basis.

3.	The U.S Navy Medical Research Center (NMRC) submitted a revised study protocol for RESUS, a proposed clinical trial to study the use of Hemopure to “Restore Effective SUrvival in Shock that the FDA has on clinical hold. The revised protocol is based on commentary in an FDA Blood Products Advisory Committee meeting held in December 2006 and subsequent communications with the FDA. The general objective of this Phase 2 study is to test the NMRC hypothesis that HBOC-201 could be safe and tolerable and decrease morbidity and mortality in trauma patients before they arrive at the hospital.

4.	We have met with the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom to discuss comments we received in from the MHRA in a December 2006 letter relating to our application for market authorization. We expect to submit our response to the MHRA letter by the end of this summer.

5.	Our Cambridge manufacturing facility was recently inspected by representatives of the MHRA who undertook an inspection for the EMEA (European Agency for the Evaluation of Medicinal Products) relating to our product Oxyglobin. Biopure has now received a GMP (“good manufacturing practices”) certificate for its plant.
With respect to business development activities, we are considering a possible licensing opportunity to manufacture and sell Hemopure in certain Asian countries yet to be finalized. In this regard, we are in discussions with individuals from the Malaysia Technology Development Corporation (the venture capital arm of the Malaysian Ministry of Science, Technology and Innovation) and private investors. A proposed transaction would likely involve an investment in Biopure class A common stock at a premium and the establishment of a production facility for Hemopure in Malaysia to supply the selected Asian territories. We cannot give assurance that a transaction will occur, as any license remains subject to negotiation and required approvals.
Ischemia
Based on pre-clinical studies, we believe that Hemopure can help improve tissue oxygenation, organ function and/or wound healing by transporting oxygen through constricted or partially blocked arteries and improving collateral circulation to oxygen-deprived tissues.
A 60-patient trial in patients undergoing CABG (coronary artery bypass graft) surgery continues to enroll patients in South Africa and the U.K. We continue to view cardiovascular ischemia as a potential high-value indication for Hemopure. As the leading cause of death in the U.S. and worldwide, cardiovascular disease represents a large, established therapeutic category that is one of the most studied areas of medicine.
Another pilot study we have been conducting is in patients undergoing lower limb amputation below or through the knee. Patient enrollment has been slow in this trial due to the non-uniform medical procedures between countries and even hospitals within a single country. In this regard we are closing down hospital sites that were engaged to participate in the trial but have not enrolled any patients, and we may consider ending this trial prior to enrolling all patients.
RESUS (Out-of-Hospital Trauma Study)
As mentioned above, the U.S. Navy recently submitted a revised trial protocol to the FDA for a proposed RESUS out-of-hospital study. The revisions to the study are responsive to suggestions from the FDA Blood Products Advisory Committee (BPAC) made at a meeting in December 2006. This proposed government-funded study is now designed as a 340-patient Phase 2 trial to evaluate

Hemopure as an emergency pre-hospital treatment for hemorrhagic shock in trauma patients who are at high risk of death under the current standard of care. We anticipate that any protocol for RESUS that the FDA finds acceptable would also be reviewed in a BPAC meeting prior to lifting the clinical hold now on RESUS.
South Africa Trauma Study
We continue to sponsor a 50-patient Phase 2 trial in South Africa to assess the safety and tolerability of Hemopure, compared to standard therapy, for the emergency treatment in hospital of unstable trauma patients. The trial continues to enroll patients, but historically has been slow in enrolling because of complex protocol and site-related issues as well as recent strikes by South African health workers. In an attempt to accelerate enrollment, we have revised the protocol and are continuing with the existing protocol until we receive the approvals necessary to put the revisions into effect.
United Kingdom
We continue to believe there is a reasonable chance that Hemopure can be approved for surgical patients when blood is not available or an option. As I have stated before, there is no prescribed time frame for a final decision from the U.K. licensing authority once we respond to its provisional opinion letter, but four to six months is typical. If the product is approved in the U.K, we could seek approval for the same indication in other member states of the European Economic Area through a mutual recognition procedure.
South Africa Market
In early 2006, we began selling Hemopure in South Africa for its approved surgical anemia indication, as an alternative to red blood cell transfusion. I am pleased to report that in South Africa, in the past four months, Hemopure now has been ordered by members of every private hospital group and stocked through purchase or consigned product in 21 private hospitals. Hemopure is also currently stocked in 22 public hospitals where we have donated product with the approval of the Medicines Control Council and the administrator of each hospital, relying on the advocacy of a physician. Recently orders have been received from one of South Africa’s largest mining groups for medical readiness. Also, the company has had a re-order from the South African Army after use by the army of previously purchased Hemopure.
This year our sales activities have focused on promoting Hemopure use when suitable blood (i) is not readily available, (ii) medically is not an option or (iii) is unacceptable and blood avoidance is requested. At the same time we have been seeking medical insurer reimbursement in private hospitals and attempting to secure government reimbursement to enable usage of the product in public hospitals.

Although sales are not expected to be significant in South Africa, our marketing is increasing use, and we continue to gain important commercial, clinical and marketing experience from South Africa. We intend to apply this experience, and I believe it will be invaluable, if we receive marketing authorizations in other markets.
In closing, I am very proud of the work the Biopure team continues to deliver, and I look forward to continued progress in the remainder of 2007. I thank our stockholders and employees for your continued support.
Sincerely,
Zafiris G. Zafirelis
Chairman, President and CEO
July 25, 2007

Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for a potential indication in cardiovascular ischemia, in addition to supporting the U.S. Navy’s government- funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 182,000 units of Oxyglobin, which have been used to treat an estimated 100,000 animals.
Statements in this letter that are not strictly historical are forward-looking statements, including those that might imply that the Navy’s proposed RESUS clinical trial will be allowed to proceed or that Hemopure may receive marketing approval in additional jurisdictions or for additional indications, and those that might imply the timing of regulatory submissions and regulatory actions. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials, and the factors identified under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q filed on June 14, 2007, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.
The content of this letter does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.